EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Annual Report on Form 10-K of our report dated March 13, 2007, relating to the consolidated statements of operations, shareholders’ equity, and cash flows of Aurora Oil & Gas Corporation and Subsidiaries for the year ended December 31, 2006, appearing in such Annual Report.

We also consent to the incorporation by reference in the Registration Statements (File Nos. 333-129695 and 333-130769) on Form S-3 of Aurora Oil & Gas Corporation and subsidiaries of our report referred to above, which report appears in the December 31, 2008, Annual Report on Form 10-K of Aurora Oil & Gas Corporation.

/s/ RACHLIN LLP

Miami, Florida
March 11, 2009